Exhibit 3.3

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made as of ________ ___, 2021 (the “Grant Date”) by and between Creci Inc., a Delaware corporation (the “Company”), and _________________ (the “Recipient”).

STATEMENT OF PURPOSE

Effective as of the date hereof, and in connection with certain services provided or to be provided by the Recipient to the Company, the Company is making an award to Recipient of a number of “Restricted Stock Units” in accordance with, and subject to, the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the Statement of Purpose set forth above and of the mutual covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Recipient do hereby agree as follows:

1. Definitions. As used in this Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, all within the meaning of Section 409A and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 5 hereof.

“Fair Market Value” with respect to a share of the Common Stock at a particular time, shall be that value as reasonably determined by the Board, which shall be (i) if such Common Stock is listed on a national securities exchange or traded on the NASDAQ Stock Market, Inc., the mean between the highest price and the lowest price at which the Common Stock shall have been sold regular way on a national securities exchange or the NASDAQ Stock Market, Inc. on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, (ii) if the Common Stock shall not be listed on a national securities exchange or traded on the NASDAQ Stock Market, Inc., the mean between the bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NASDAQ Stock Market, Inc., the fair market value determined by the Board in such manner as it reasonably determines.

“Restricted Stock Unit” means a right to receive one share of Common Stock (subject to adjustment as described herein), at such time, and in accordance with such terms and conditions, as set forth in this Agreement. Restricted Stock Units include Dividend Units.

“Section 409A” means Section 409A of the Code.

“Termination” means the termination of the Recipient’s service relationship with the Company, whether by the Company or by the Recipient.

“Vesting Commencement Date” means __________, 20__.

2. Award of Restricted Stock Units; Expiration. Effective as of the Grant Date, Recipient is awarded _____________ Restricted Stock Units. If a Change in Control has not occurred on or prior to the date that is ten (10) years after the Grant Date, this Agreement shall terminate and all the Restricted Stock Units granted hereby, whether then vested or unvested, shall expire in their entirety on such date (the “Expiration”).

3. Dividend Equivalents; No Voting Rights.

(a) Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock, Recipient shall be credited as of the applicable dividend payment date with an additional number of whole and fractional Restricted Stock Units (the “Dividend Units”) equal to (A) the total cash dividend Recipient would have received had the Restricted Stock Units (and any previously credited Dividend Units with respect thereto) been actual shares of Common Stock divided by (B) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date. All Dividend Units shall be become part of the aggregate Restricted Stock Units award hereunder when credited to Recipient, and therefore shall be subject to all of the terms and conditions of this Agreement, including without limitation the vesting and payment provisions set forth in Sections 4 and 5 below.

(b) No Voting Rights. Recipient shall have no voting rights with respect to the Restricted Stock Units.

4. Vesting. None of the Restricted Stock Units shall initially be vested, and they shall become vested on the following schedule: (i) 1.667% of the total number of Restricted Stock Units shall become vested on the 1st day of the first calendar month after the Vesting Commencement Date, provided that the Termination has not occurred prior to such date, and (ii) an additional 1.667% of the total number of Restricted Stock Units shall become vested on the 1st day of each of the fifty-nine (59) calendar months therafter, provided that the Termination has not occurred prior to such date. The foregoing provisions shall be interpreted such that 100% of the Restricted Stock Units shall _________ 1, 202__ if the Termination has not occurred prior to such date. Upon the occurance of the Termination for any reason, all Restricted Stock Units then unvested shall automatically be forfeited, and therafter no additional Restricted Stock Units shall become vested.

5. Payment of Restricted Stock Units.

(a) Time of Payment. If the Company consummates a Change in Control prior to the Expiration, then the Restricted Stock Units, to the extent vested, shall be payable immediately prior to the consummation of such Change in Control (provided that in no event shall payment occur more than 30 days prior to the consummation of such Change in Control). For the avoidance of doubt, no payment of any Restricted Stock Units shall be due unless a Change in Control occurs.

(b) Form of Payment. As of the applicable payment date, vested Restricted Stock Units shall be payable by delivery of one share of Common Stock for each such vested Restricted Stock Unit (subject to adjustment as described in Section 6).

(c) Compliance With Securities Laws. The shares of Common Stock shall be delivered to Recipient, pursuant to subparagraphs 5(a) and 5(b) above, unless counsel for the Company reasonably determines that such issuance will violate applicable federal or state securities laws and the Company has taken all reasonable steps necessary to avoid any such violation. The Company agrees to use commercially reasonable efforts to ensure that such shares are issued to Recipient on a timely basis as provided herein. The certificates for shares of Common Stock delivered under this Agreement may be subject to such stop-transfer orders and other restrictions as the Board may reasonably determine are required under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. It is intended that this Agreement shall constitute a written compensation contract within the meaning of Rule 701 of the Securities Act of 1933, as amended (“Rule 701”), and that the Restricted Stock Units and any securities issuable upon payment thereof shall be issued in compliance with the requirements of Rule 701.

6. Adjustments Upon Changes in Capitalization.

(a) No Limitation on Company Rights. The existence of the Agreement shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, other debentures, preferred or prior preference stocks, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) Adjustments. The Board shall make appropriate adjustments in the number and class of shares issuable upon payment of the Restricted Stock Units in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company.

7. Assignment of This Agreement or Benefits Hereunder.

(a) Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Assignment by Recipient. This Agreement shall inure to the benefit of and be enforceable by Recipient’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Recipient should die while any amount is still payable to Recipient hereunder had the Recipient continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Recipient’s estate. Recipient’s rights hereunder shall not otherwise be assignable. In that regard, no part of any amounts granted or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by Recipient or any other person, (ii) be transferable by operation of law in the event of Recipient’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise.

8. Contractual Rights to Benefits. This Agreement establishes in Recipient a right to the benefits to which Recipient is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

9. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof. The Board may amend or modify this Agreement; provided, however, that no amendment or modification authorized hereby may materially adversely affect the rights of the Recipient, as determined in the discretion of the Board, without the consent of the Recipient.

10. Tax Matters.

(a) Recipient’s Responsibility for Taxes. Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), Recipient acknowledges that the ultimate liability for all Tax-Related Items owed by Recipient is and remains Recipient’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Recipient’s liability for Tax-Related Items.

(b) Tax Withholding. In the event the Company reasonably determines that it must withhold any Tax-Related Items as a result of the award hereunder, Recipient agrees as a condition of the grant of the Restricted Stock Units to make arrangements reasonably satisfactory to the Company to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the payment of the Restricted Stock Units. If Recipient does not make such arrangements, Recipient authorizes the Company to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from Recipient’s wages, salary or other cash compensation; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares received in payment for the Restricted Stock Units; and at the time of payment, withholding shares of Common Stock sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to issue and deliver shares of Common Stock in payment of any vested Restricted Stock Units if Recipient fails to comply with his withholding obligations hereunder.

(c) Compliance With Section 409A. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.

11. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Agreement. Each party (i) consents to the personal jurisdiction of any state or federal court located in Wilmington, Delaware (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

13. Execution. This Agreement is hereby executed in duplicate originals, one of which is being retained by each of the parties hereto.

IN WITNESS WHEREOF, Creci Inc. has caused this Agreement to be signed by its duly authorized officer, and Recipient has hereunto set his hand, all as of the day and year first above written.

COMPANY:

Creci Inc.

By:
Andres Idarraga
Chief Executive Officer

RECIPIENT:

[_________]